UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2023

FIBROGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36740	77-0357827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

409 Illinois Street
San Francisco, California		94158
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 978-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FGEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2023 (the “Signing Date”), FibroGen, Inc. (the “Company”) entered into a financing agreement (“Financing Agreement”) with investment funds managed by Morgan Stanley Tactical Value, as lenders (the “Lenders”), and Wilmington Trust, National Association, as the administrative agent (the “Administrative Agent”), providing for senior secured term loan facilities consisting of (i) a $75,000,000 initial term loan (the “Initial Term Loan”), (ii) a $37,500,000 delayed draw term loan that will be funded upon the achievement of certain clinical development milestones (“Delayed Draw Term Loan 1”) and, (iii) an uncommitted delayed draw term loan of up to $37,500,000, to be funded at the Lenders sole discretion, (“Delayed Draw Term Loan 2” and, together with the Initial Term Loan and Delayed Draw Term Loan 1, the “Term Loans”).

Pursuant to the Financing Agreement, the Lenders (i) shall fund the Initial Term Loan by May 8, 2023, (ii) shall fund the Delayed Draw Term Loan 1 within 24 business days from the date of achievement of certain clinical development milestones but no later than August 31, 2023 and, (iii) at their discretion, shall provide Delayed Draw Term Loan 2 on or prior to August 31, 2023, whether or not such milestones are achieved.

The Term Loans shall accrue interest at a rate of 14.0% per annum, payable monthly in arrears. The Term Loans shall mature on May 8, 2026. The Term Loans will not be subject to amortization payments. The Company is permitted to prepay the Term Loans from time to time, in whole or in part, subject to payment of a make-whole amount equal to the unpaid principal amount of the portion of the Term Loans being repaid or prepaid, plus accrued and unpaid interest of the portion of the Term Loans being repaid or prepaid, plus an amount equal to the remaining scheduled interest payments due on such portion of the Term Loans being repaid or prepaid as if such Term Loans were to remain outstanding until the scheduled maturity date.

During the term of the Term Loans, the Company is required to maintain a minimum balance of $30 million of unrestricted cash and cash equivalents held in accounts in the United States, tested monthly on each interest payment date (after netting the monthly interest payment then due). In addition, while any portion of the Term Loans or any other obligations under the Financing Agreement remain outstanding, the Company must comply with certain customary affirmative and negative covenants set forth in the Financing Agreement and related loan documents, including, without limitation, restrictions or limitations on: incurrence of further indebtedness or liens, acquisitions and other investments, breach or material default under certain material contracts, dividends, distributions and stock buy-backs, negative pledges, sales, transfers, licenses or other disposition of assets (including core intellectual property), prepayment of other indebtedness, and transactions with affiliates, in each case, subject to thresholds and exceptions set forth in the Financing Agreement and related loan documents.

The Financing Agreement provides for customary events of default triggers, including, without limitation, non-payment, breach of covenants (including the minimum cash covenant described above), material misrepresentation, cross-default to other material indebtedness of the Company or its subsidiaries (or the imposition of a material event of default fee or similar payment under a royalty monetization transaction), commencement of voluntary or involuntary bankruptcy proceedings, material judgments, change of control, invalidity of loan documents, certain ERISA events, certain regulatory events and failure to draw any portion of the Delayed Draw Term Loan 1 when funded by the Lenders. Upon an event of default, the Administrative Agent may, and at the direction of the majority Lenders shall, accelerate all outstanding obligations of the Company under the Financing Agreement and related loan documents, terminate all outstanding funding commitments and/or exercise remedies available at law or equity or under contract for secured creditors.

The Term Loans and all other obligations of the Company under the Financing Agreement and related loan documents are guaranteed by each of the Company’s current and future, direct and indirect, subsidiaries, with certain exceptions (including an exclusion for any Chinese subsidiary of the Company). The Term Loans are secured by substantially all assets of the Company and the guarantors, subject to customary exceptions.

The foregoing description of the Financing Agreement is not a complete description thereof, and is qualified in its entirety by reference to the full text of the Financing Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to FibroGen’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference here.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIBROGEN, INC.

Date:	May 1, 2023	By:	/S/ Michael Lowenstein
Michael Lowenstein Chief Legal Officer